EXHIBIT 10.276

EXECUTION COPY

                      MANUFACTURING AND PACKAGING AGREEMENT

     This MANUFACTURING AND PACKAGING AGREEMENT ("Agreement") is made this 13th day of February, 2004, by and between Cardinal Health PTS, LLC, having a place of business at 1100 Enterprise Drive, Winchester, Kentucky USA ("Cardinal Health") and Ligand Pharmaceuticals, Inc., having its principal place of business at 10275 Science Center Drive, San Diego, California USA ("Ligand").

          A. Cardinal Health is the leading provider of contract pharmaceutical development, manufacturing, packaging, analytical, and sales and marketing services to the pharmaceutical industry.

          B. Ligand has certain patent rights, technology and know-how relating to Avinza(R) (sustained release morphine) and wants Cardinal Health to assist in the formulation, filling, packaging and testing of such product as provided in this Agreement and the attachments hereto.

          C. Ligand desires to engage Cardinal Health to provide certain services to Ligand in connection with the manufacture and packaging the Product (defined below); and Cardinal Health desires to provide such services pursuant to the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth below, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     The following terms have the following meanings in this Agreement:

1.1 "Administrative Costs" means all costs related to conducting a recall in accordance with Applicable Laws.

1.2 "Affiliate(s)" means any corporation, firm, partnership or other entity which controls, is controlled by or is under common control with a party. For purposes of this definition, "control" shall mean the ownership of at least fifty percent (50%) of the voting share capital of such entity or any other comparable equity or ownership interest.

1.3 "API" means morphine sulfate as more fully described in the Manufacturing Specifications which has been released by its supplier and obtained by Cardinal Health as a Raw Material, along with a certificate of analysis, as provided in this Agreement.

1.4 "Applicable Laws" means all laws, ordinances, rules and regulations within the Territory applicable to the Manufacturing and Packaging of the Product or any aspect thereof and


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     the obligations of Cardinal Health or Ligand, as the context requires under this Agreement, including, without limitation, (i) all applicable federal, state and local laws and regulations of each Territory; (ii) the U.S. Federal Food, Drug and Cosmetic Act, and (iii) the current Good Manufacturing Practices promulgated by the Regulatory Authorities, as amended from time to time ("cGMPs").

1.5 "Batch" means defined quantity of finished drug product which has been Manufactured and Packaged in accordance with the Specifications. A "Batch" shall equal the number of 100-capsule bottles resulting from encapsulation ("Batch Size") of *** kg of bead blend or *** kg [equivalents] of morphine sulfate as indicated below:


                        STRENGTH               BATCH SIZE (BOTTLES)
                           30mg                             ***
                            60                              ***
                            90                              ***
                           120                              ***


     The Batch Size indicated above assumes an estimated yield loss of *** and shall be adjusted to reflect average actual output after production of the first *** Batches.

1.6 "Calendar Quarter" means a period of three (3) consecutive months commencing on January 1, April 1, July 1 or October 1 of any calendar year.

1.7  "Cardinal Health Information" shall have the meaning set forth in Article
     12.

1.8  "Change Order" shall have the meaning set forth in Section 4.5(a).

1.9 "Commencement Date" means the first date upon which a Regulatory Authority approves Cardinal Health as a manufacturer of the Product.

1.10 "Confidential Information" is as defined in Section 11.2.

1.11 "Contract Year" means each consecutive twelve (12) month period beginning on the Commencement Date.

1.12 "Ligand Information" shall have the meaning set forth in Article 12.

1.13 "Defective Product" shall have the meaning set forth in Section 5.3.

1.14 "Delivery Date" shall mean the date on which Cardinal Health shall tender the relevant Batch(es) to Ligand. Each Delivery Date shall be specified by Ligand on the relevant Purchase Order and confirmed by Cardinal Health as set forth in paragraph 4.3.

1.15 "Dispute" shall have the meaning set forth in Section 18.9.

1.16 "Effective Date" means the date first written above.



      ***Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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1.17 "FDA" means the United States Food and Drug Administration.

1.18 "Firm Commitment" shall have the meaning set forth in Section 4.2.

1.19 "Manufacture" or "Manufacturing" means the compounding, encapsulation and inspection of the Product in the primary packaging in accordance with the Specifications and the terms and conditions set forth in this Agreement.

1.20 "Manufacture Date" means the day on which the Product is to be compounded by Cardinal Health at the Manufacturing Facilities, which shall not be more than 75 days prior to the relevant Delivery Date.

1.21 "Manufacturing Facilities" means Cardinal Health's facilities located at 1100 Enterprise Drive, Winchester, KY 40391.

1.22 "Manufacturing Specifications" means the Manufacturing specifications set forth in Exhibit A.

1.23 "Minimum Requirement" shall have the meaning set forth in Section 4.1.

1.24 "MRR Documents" means a) all completed production/Batch records; b) all quality control test/request forms (result worksheets) and associated data;
     c) dynamic monitoring performed during processing; d) any alert/action notifications generated during processing; e) any planned or unplanned deviations associated with Product; f) any out of Specification result investigations associated with Product; g) the Certificate of Analysis for the Batch comparing testing to Specifications; h) the appropriate disposition notification for the Batch.

1.25 "Package" or "Packaging" means the labeling and the packaging of the Product into the secondary packaging in accordance with the Packaging Specifications and the terms and conditions of this Agreement.

1.26 "Packaging Facilities" means Cardinal Health's facilities located at 3001 Red Lion Road, Philadelphia, PA 19114.

1.27 "Packaging Specifications" means the Packaging specifications set forth in Exhibit B.

1.28 "Product" means Avinza(R)as fully compounded finished drug product which has been Manufactured and Packaged in accordance with the Specifications.

1.29 "Purchase Order" shall have the meaning set forth in Section 4.3.

1.30 "Raw Materials" means all raw materials, supplies, components and packaging necessary to manufacture, package and ship the Product in accordance with the Specifications, including the API.


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1.31 "Regulatory Approval" shall have the meaning set forth in Section 7.4.

1.32 "Regulatory Authority" means any governmental regulatory authority within a Territory involved in regulating any aspect of the development, manufacture, market approval, sale, distribution, packaging or use of the Product.

1.33 "Review Period" shall have the meaning set forth in Section 5.1.

1.34 "Rolling Forecast" shall have the meaning set forth in Section 4.2.

1.35 "Sample" shall have the meaning set forth in Section 5.1.

1.36 "Specifications" means, collectively, the Manufacturing Specifications and the Packaging Specifications.

1.37 "Term" shall have the meaning set forth in Section 15.1.

1.38 "Territory" means the United States of America, Canada and any other country which the parties agree in writing to add to this definition of Territory in an amendment to this Agreement.

1.39 "Unit" means each individually Packaged unit of Product, as described more fully in the Specifications.

1.40 "Unit Pricing" shall have the meaning set forth in Section 7.1.

1.41 "Validation Batches" shall mean each Batch of Product manufactured by Cardinal Health which is necessary to support the validation portion of Ligand's NDA submission to the FDA.

                                    ARTICLE 2
              VALIDATION, MANUFACTURE, PACKAGING & RELATED SERVICES

2.1 VALIDATION SERVICES. Cardinal Health shall perform the qualification, validation and stability services described in EXHIBIT C of this Agreement for the prices specified therein.

2.2 SUPPLY AND PURCHASE OF PRODUCT. During the Term, Cardinal Health shall Manufacture and Package the Products in accordance with the Specifications, the Applicable Laws and the terms and conditions of this Agreement. Ligand's purchases of the Product from Cardinal Health shall be in accordance with the terms and conditions of this Agreement.

2.3 OTHER RELATED SERVICES. Cardinal Health may provide other services upon terms and conditions agreed to by the parties in writing from time to time.


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                                    ARTICLE 3
                                    MATERIALS

3.1 API. Cardinal Health shall be responsible for procuring, at Ligand's sole cost, the API and applicable reference standards in quantities sufficient to meet Ligand's requirements for each Product as further set forth in Article 4. Ligand and Cardinal Health shall jointly negotiate the price of the API with any third-party supplier(s) thereof, which price shall be subject to Ligand's written approval. Upon receipt of the API, Cardinal Health shall conduct identification testing of the API. Cardinal Health shall use the API solely and exclusively for Manufacturing under this Agreement.

3.2 RAW MATERIALS. Cardinal Health shall be responsible for procuring, inspecting and releasing adequate Raw Materials, including API as above, as necessary to meet the Firm Commitment, unless otherwise agreed to by the parties in writing. The suppliers will be specified in the Specifications. If after initial Product qualification Ligand requires a change of any Raw Material supplier for its own benefit (e.g. not due to the failure of a supplier to timely supply Raw Materials to Specifications), the Specifications shall be amended and if the cost of any such Raw Material is different than Cardinal Health's costs for the same raw material of equal quality from other suppliers, Cardinal Health shall adjust for the difference between Cardinal Health's cost of the Raw Material and Ligand's mandated supplier's cost in the Unit Price of the Product. Ligand will be responsible for all costs associated with qualification of such new Ligand-required supplier of a Raw Material not previously qualified by Cardinal Health. Except as provided above, all Raw Material supplier changes must be agreed by the parties by amending the Specifications in writing.

3.3 YIELD AND INVENTORY RECONCILIATION. Cardinal Health warrants that a minimum yield will be achieved using the API purchased by Cardinal Health on behalf of Ligand. Yield is defined as the relation between the API content of the Products manufactured over a certain time span (actual number of capsules produced times each strength), and the actual quantity of API used to manufacture such quantity of Products. The minimum yield to be agreed upon will be determined after the manufacture of the initial *** commercial batches of the Products and shall be set forth in Exhibit D.

Thereafter, at the end of each Contract Year, the actual yield achieved by Cardinal Health will be reconciled and compared to the minimum yield as set forth in Exhibit D. Cardinal Health shall reimburse Ligand for API consumed in excess of minimum yield. Cardinal Health will prepare for Ligand on an annual basis a written explanation, by lot number, of all variances greater than those listed in Exhibit D, unless otherwise agreed.

The parties agree that for specific manufacturing orders Ligand may provide Cardinal Health with instructions that result in a yield which is lower than the agreed upon minimum yield. Cardinal Health will not have to reimburse Ligand for API to the extent that such loss is attributable to Cardinal Health's manufacturing of Product in accordance with these specific manufacturing orders. Cardinal Health shall communicate to Ligand within three (3) business days of the end of each month the quantities (raw material and in-process) of API in inventory.


         ***Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.


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Ligand shall be permitted to send a representative to inventory API at Cardinal
Health upon reasonable prior notice and not more than once in any 12-month period.

3.4 ARTWORK AND PACKAGING. Ligand shall provide or approve, prior to the procurement of applicable components, all artwork, advertising and packaging information necessary to Manufacture or Package the Product. Such artwork, advertising and packaging information is and shall remain the exclusive property of Ligand, and Ligand shall be solely responsible for the content thereof. Such artwork, advertising and packaging information or any reproduction thereof may not be used by Cardinal Health following the termination of this Agreement, or during the Term of this Agreement in any manner other than solely for the purpose of performing its obligations hereunder.

3.5 REIMBURSEMENT FOR MATERIALS. In the event of (i) a Specification change requested by Ligand or Cardinal Health for Ligand's benefit and agreed by the parties or to comply with any new requirement of a Regulatory Authority, (ii) termination by Ligand without cause or expiration of this Agreement; or (iii) unforeseeable obsolescence of any Raw Material, Ligand shall bear the cost of any unused Raw Materials which cannot be otherwise used by Cardinal Health nor returned for credit, provided that Cardinal Health purchased such Raw Materials in quantities consistent with Ligand's most recent Firm Commitment and the supplier's minimum purchase obligations.

                                    ARTICLE 4
                 MINIMUM COMMITMENT, PURCHASE ORDERS & FORECASTS

4.1 MINIMUM ORDERS. During each Contract Year, Ligand shall order the minimum number of units of Product ("Minimum Orders") set forth on EXHIBIT D. If Ligand does not purchase such Minimum Orders during any Contract Year, within thirty
(30) days after the end of such Contract Year, Ligand shall pay Cardinal Health the difference between (i) the total amount Ligand would have paid to Cardinal Health if the Minimum Orders had been fulfilled for the Product (calculated using an average batch price as shown in EXHIBIT D) and (ii) the sum of (a) all purchases from Cardinal Health for the Product during the just-concluded Contract Year plus (b) Cardinal Health's cost of all Raw Materials for that portion of the Minimum Orders not placed. For clarity, Ligand shall not be obligated to pay for any Product ordered but not delivered by Cardinal Health in accordance with this Agreement.

4.2 FORECAST. On or before the first (1st) day of each calendar month following the Commencement Date and at least four months prior to the first Delivery Date, Ligand shall furnish to Cardinal Health a written twelve (12) month rolling forecast of the quantities of Product that Ligand intends to order from Cardinal Health during such period ("Rolling Forecast"). The first 3 months of such Rolling Forecast shall constitute a binding commitment for the quantities of Product specified therein ("Firm Commitment") and the following 9 months of the Rolling Forecast shall be non-binding, good faith estimates.

4.3 PURCHASE ORDERS. At least quarterly, Ligand shall submit purchase orders for the Firm Commitment portion of the Rolling Forecast, which specify the actual number of Batches to be Manufactured and Packaged, the approximate number of Units in each Batch, and the requested


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Delivery Dates for each Batch ("Purchase Order"). Ligand shall submit each
Purchase Order to Cardinal Health at least one hundred and twenty (120) days in advance of the earliest Delivery Date requested in the Purchase Order. Cardinal Health will confirm such Delivery Dates within fifteen (15) business days of receipt of the Purchase Order. If Cardinal Health indicates within such 15-day period that it is unable to meet any such delivery date, the parties will work together in good faith to set an amended delivery date or dates. In the absence of such indication, the Delivery Date(s) shall be deemed accepted. In the event of a conflict between the terms of any Purchase Order and this Agreement, this Agreement shall control. Notwithstanding the foregoing, Cardinal Health shall supply Ligand with quantities of Product which exceed by not more than 25% the quantities specified in the Firm Commitment, and shall use commercially reasonable efforts to supply additional excess quantities requested by Ligand.

4.5      CUSTOMER'S MODIFICATION OR CANCELLATION.

     (a) At any time up to 90 days prior to any relevant Delivery Date, Ligand may cancel a Purchase Order or request a modification of the confirmed Delivery Date, Specifications or quantity of Product (including e.g. quantities of dosage strengths and encapsulation quantities) in such Purchase Order by submitting a written change order ("Change Order") to Cardinal Health. If a Change Order is submitted less than 90 days prior to the relevant Delivery Date, such Change Order shall be effective and binding against Cardinal Health only upon the written approval of Cardinal Health, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, Ligand shall remain responsible for the Firm Commitment portion of the Rolling Forecast.

     (b) Notwithstanding any amounts due to Cardinal Health under Section 4.1, if Ligand fails to place Purchase Orders sufficient to satisfy the Firm Commitment, Ligand shall, within thirty (30) days of receipt of invoice, pay to Cardinal Health the difference between (i) the Unit Price for all Units that would have been Manufactured and Packaged if Ligand had placed Purchase Orders sufficient to satisfy the Firm Commitment and (ii) Cardinal Health's cost of any Raw Materials that would have been used in such Units. Any amounts paid under this paragraph shall be credited against any amounts subsequently due for failure to meet Minimum Orders under paragraph 4.1.

4.6 UNPLANNED DELAY OR ELIMINATION OF MANUFACTURE OR PACKAGING. Cardinal Health shall timely fill each Purchase Order, subject to the terms and conditions of this Agreement. Cardinal Health shall notify Ligand within fifteen (15) days of receipt of any Firm Commitment or Purchase Order if Cardinal Health determines that any Manufacturing or Packaging will be delayed or eliminated for any reason, provided however that such notice shall not relieve Cardinal of any of its obligations, absent written consent of Ligand.

4.7 CUSTOMER INSPECTION. Ligand may base up to two (2) representatives at the Facilities to observe, subject to Cardinal Health's reasonable measures in furtherance of its obligations to protect the confidential information of third parties, the Manufacturing and Packaging provided that Ligand provide Cardinal Health at least ten (10) days advance written notice of the attendance of such Ligand representatives. Ligand will specify whether Ligand will observe the


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Manufacturing, Packaging, or both. Such inspection may include inspection for proper use and confidentiality of Ligand and Elan intellectual property. Any information received or observed by Ligand representatives shall be treated in accordance with the terms of the Confidentiality Agreement between the parties. Ligand shall indemnify and hold harmless Cardinal Health for any action or activity of such representatives while on Cardinal Health's premises.

                                    ARTICLE 5
                            TESTING; SAMPLES; RELEASE

5.1 TESTING; ACCEPTANCE. Within twelve (12) business days after Cardinal Health's completion of Manufacturing and Packaging of each Batch and not later than 12 business days prior to the relevant Delivery Date, Cardinal Health shall deliver to Ligand the MRR Documents for such Batch. No later than twelve (12) business days after receipt of complete MRR Documents ("Review Period"), Ligand shall review the MRR Documents and notify Cardinal Health if, in Ligand's determination, such Batch (including its Manufacturing and Packaging) conforms to the Specifications or if such Batch fails to conform to the Specifications. If such Batch conforms to the Specifications, Ligand shall promptly, but in no event later than the end of the Review Period, provide notice of acceptance of the applicable Batch to Cardinal Health. If Ligand determines that such Batch does not conform to Specifications, Ligand shall promptly, but in no event later than the end of the Review Period, provide to Cardinal Health a notice of its determination. If Cardinal Health agrees that the Batch is defective or non-conforming, Cardinal Health will, at Ligand's option, either replace such Batch in accordance with Section 5.3 below, or credit any payments made by Ligand for such Batch. If Cardinal Health does not agree with Ligand's determination such Batch fails to meet the Specifications, then after reasonable efforts to resolve the disagreement, either party may submit a sample from the Batch to an independent third party in accordance with Section 5.2 below. If Ligand (i) notifies Cardinal Health that the Product meets the Specifications, as provided above, or (ii) does not notify Cardinal Health that Product is non-conforming prior to the end of the Review Period, then Product shall be deemed to have been accepted by Ligand, and Cardinal Health shall invoice Ligand for such Batch.

5.2 DISAGREEMENTS REGARDING PRODUCT CONFORMITY. In the event of a disagreement between the parties as to whether the Product meets the Specifications, the parties shall cause a mutually acceptable independent laboratory to review records, test data and to perform the tests and/or analyses set forth in the Specifications on samples of the alleged Defective Product. The independent laboratory's results shall be final and binding. Unless otherwise agreed to by the parties in writing, the costs associated with such testing and review shall be borne by the party which was incorrect about whether the Product meets the Specifications.

5.3 REPLACEMENT OF DEFECTIVE PRODUCT. In accordance with the terms set forth in this Agreement, Cardinal Health shall replace, at its sole expense, all Product that does not comply with the warranty in Section 10.1 ("Defective Product"). THE OBLIGATION OF CARDINAL HEALTH TO REPLACE DEFECTIVE PRODUCT OR CREDIT LIGAND IN ACCORDANCE WITH SECTION 5.1 SHALL BE SUBJECT TO SECTION 16.1 AND SHALL BE LIGAND'S SOLE AND EXCLUSIVE REMEDY (WITHOUT PREJUDICE TO ANY INDEMNIFICATION OBLIGATIONS UNDER SECTION 13.1 OR THE OBLIGATIONS OF


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SECTION 9.5 (RECALL)) UNDER THIS AGREEMENT FOR DEFECTIVE PRODUCT AND IS IN LIEU
OF ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

5.4 SUPPLY OF MATERIAL FOR DEFECTIVE PRODUCT. In the event Cardinal Health is required to replace Product pursuant to Section 5.3, above, in no instance shall Cardinal Health be liable for damages in excess of fees paid for Defective Product and API, subject to the limitation of liability in Section 16.1 (without prejudice to any indemnification obligations under section 13.1 or the obligations of section 9.5 (Recall)).

                                    ARTICLE 6
                                    DELIVERY

6.1 DELIVERY. Cardinal Health shall segregate and store all Product until acceptance as set forth in Section 5.1 above. Upon such acceptance, Cardinal Health shall tender the Product for delivery and subsequent shipment, F.O.B. the Packaging Facility. Ligand shall be responsible for all costs and risk of loss associated with shipment of the Product. Ligand shall qualify at least one (1) carrier to ship the Product to Cardinal Health.

6.2 FAILURE TO TAKE DELIVERY. If Ligand fails to provide for shipment of Product within seven (7) business days after acceptance, Ligand shall be invoiced on the first day of each month thereafter for reasonable administration and storage costs. For each such Batch of accepted but unshipped Product, Ligand agrees that: (i) Ligand has made a fixed commitment to purchase such Product, (ii) title to such Product passes to Ligand, (iii) such Product shall be on a bill and hold basis for legitimate business purposes, (iv) if no shipment date is determined at the time of billing, Cardinal Health shall have the right to ship the Product to Ligand or Ligand's designee within four months after billing, and
(v) Ligand will be responsible for any decrease in market value of such Product that relates to factors and circumstances outside of Cardinal Health's control. Within five (5) days following a notice of request from Cardinal Health, Ligand shall provide Cardinal Health with a letter confirming items (i) through (v) of this Section for each Batch of undelivered Product.

                                    ARTICLE 7
                               PRICING AND PAYMENT

7.1 UNIT PRICING. Ligand shall pay to Cardinal Health the unit pricing set forth on EXHIBIT D ("Unit Pricing") for all Product. In the event Ligand requests services other than Manufacturing or Packaging of Product, Cardinal Health shall provide a written quote of the fee for such additional services and Ligand shall advise Cardinal Health whether it wishes to have such additional services performed by Cardinal Health.

7.2 PRICE ADJUSTMENT. The Unit Pricing may be adjusted on an annual basis, effective on each anniversary date of this Agreement, upon sixty (60) days prior written notice from Cardinal Health to Ligand. Such adjustment shall be based on actual increases or decreases in relevant labor and/or materials costs, subject to the following limitations:


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         The Unit Pricing for Product shall include only: (a) the cost of excipients and packaging materials and (b) Cardinal's processing, i.e. manufacturing, testing and packaging. Any price adjustment shall limit the increase in component (b) to not more than the increase in the most recent calendar year Producer Price Index, Industry: Pharmaceutical Preparations, Series ID: PCU2834# (N), as published by the U.S. Department of Labor, Bureau of Labor Statistics and available through HTTP://DATA.BLS.GOV/CGI-BIN/SRGATE. Cardinal Health agrees to provide back-up documentation of labor and/or materials costs for all annual increases and such costs and related documentation shall be auditable upon reasonable notice, by an independent third party reasonably acceptable to Ligand and Cardinal.

7.3 TAXES; DUTY. All taxes, duties and other amounts assessed by government authorities on the Product upon or after sale to Ligand are the responsibility of Ligand, and Ligand shall reimburse Cardinal Health for any such taxes, duties or other amounts paid by Cardinal Health.

7.4 PRODUCT APPROVAL. Notwithstanding the terms set forth above, Ligand and Cardinal Health shall use their commercially reasonable efforts to expedite and obtain all regulatory approvals necessary for Cardinal Health to commence production at the Manufacturing Facility and the Packaging Facility ("Regulatory Approvals"), and in the event such Regulatory Approvals have not been obtained by Cardinal Health, through no fault of Cardinal Health, within thirty (30) months following the Effective Date, provided that Cardinal Health installs and qualifies the equipment required by Ligand within *** following the Effective Date, then Ligand shall pay to Cardinal Health a monthly fee as provided in EXHIBIT D ("Delayed Approval Fee") until such Regulatory Approvals have been obtained and Cardinal Health is able to commence production.

7.5 PAYMENT TERMS. Cardinal Health shall invoice Ligand for all Product as provided in Section 5.1, and payment for the undisputed portions of such invoices shall be due within forty-five (45) days after the date of such invoice. In the event payment is not received by Cardinal Health on or before the forty-fifth (45th) day after the date of the invoice, then such unpaid amount shall accrue interest each month at the rate of one percent (1%) per month until paid in full.

                                    ARTICLE 8
                            CHANGES TO SPECIFICATIONS

         All Specifications and any changes thereto agreed to by the parties from time to time shall be in writing, dated and signed by the parties. No change in the Specifications shall be implemented by Cardinal Health, whether requested by Ligand or requested or required by any Regulatory Authority, until the parties have agreed in writing to such change, the implementation date of such change, and any increase or decrease in costs, expenses or fees associated with such change. Cardinal Health shall respond promptly to any request made by Ligand for a change in the Specifications, and both parties shall use commercially reasonable, good faith efforts to agree to the terms of such change in a timely manner. If after initial Product qualification Ligand requires a change in the Specifications for its own benefit or to comply with the requirements of


         ***Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

a Regulatory Authority, the Specifications shall be amended and as soon as possible after a request is made for any change in Specifications, Cardinal Health shall notify Ligand of the costs associated with such change and shall provide such supporting documentation as Ligand may reasonably require. Ligand shall pay all costs associated with such Ligand-requested or regulatory changes. Agreed changes to the Specifications for the benefit of Cardinal shall be at the expense of Cardinal. If there is a conflict between the terms of this Agreement and the terms of the Specifications, this Agreement shall control.

                                    ARTICLE 9
                           RECORDS; REGULATORY MATTERS

9.1 MRR DOCUMENTS AND DATA. Following the Manufacture and Packaging of each Batch, and in accordance with section 5.1, Cardinal Health shall provide Ligand with properly completed copies of all MRR Documents, including Manufacturing and Packaging Batch records prepared in accordance with the Specifications.

9.2 RECORDKEEPING. Cardinal Health shall maintain true and accurate books, records, test and laboratory data, reports and all other information relating to Manufacturing and Packaging under this Agreement, including all information required to be maintained by the Specifications and all Applicable Laws. Such information shall be maintained in forms, notebooks and records for a period of at least two (2) years from the relevant finished Product expiration date or longer if required under Applicable Laws.

9.3 REGULATORY COMPLIANCE. Except as provided in the next sentence, Ligand shall be solely responsible for all permits and licenses required by any regulatory agency with respect to the Product and the Manufacturing and Packaging under this Agreement, including any product licenses, applications and amendments in connection therewith. Cardinal Health will be responsible to maintain all permits and licenses required by any Regulatory Authority with respect to the Manufacturing Facility, Packaging Facility and the equipment in such facilities. During the Term, Cardinal Health will assist Ligand in its regulatory matters relating to the Manufacturing and Packaging as described above, at Ligand's request and at Ligand's expense. Each party intends and commits to cooperate to satisfy all Applicable Laws with respect to Manufacturing and Packaging under this Agreement.

9.4 GOVERNMENTAL INSPECTIONS AND REQUESTS. Cardinal Health shall immediately advise Ligand if an authorized agent of any Regulatory Authority visits either the Manufacturing Facility or the Packaging Facility if related to the Manufacturing or Packaging of the Product. Cardinal Health shall furnish to Ligand a copy of the report by such Regulatory Authority, if any, within ten
(10) days of Cardinal Health's receipt of such report. Further, upon receipt of a Regulatory Authority request to inspect the Facilities or audit Cardinal Health's books and records with respect to Manufacturing or Packaging under this Agreement, Cardinal Health shall immediately notify Ligand, and shall provide Ligand with a copy of any written document received from such Regulatory Authority and Cardinal Health shall permit Ligand to have a representative present for any such Facility inspection unless such presence would be unreasonable under the circumstances. Absence of a Ligand representative shall not impede any such inspection, provided Cardinal Health has complied with the foregoing. To the extent


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related to Manufacturing or Packaging hereunder, Cardinal Health shall provide to Ligand a copy of any proposed written response to any such inspection prior to its submission and a reasonable opportunity for Ligand to review and approve such response, provided that such approval shall not be unreasonably withheld.

9.5 RECALL. In the event Cardinal Health believes a recall, field alert, Product withdrawal or field correction may be necessary with respect to any Product provided under this Agreement, Cardinal Health shall immediately notify Ligand in writing. Cardinal Health will not act to initiate a recall, field alert, Product withdrawal or field correction without the express prior written approval of Ligand, unless otherwise required by Applicable Laws. In the event Ligand believes a recall, field alert, Product withdrawal or field correction may be necessary with respect to any Product provided under this Agreement, Ligand shall immediately notify Cardinal Health in writing and Cardinal Health shall provide all necessary cooperation and assistance to Ligand. The cost of any recall, field alert, Product withdrawal or field correction shall be borne by Ligand except to the extent such recall, field alert, Product withdrawal or field correction is caused by Cardinal Health's breach of its warranties, representations or obligations under this Agreement or Applicable Laws or its negligence or willful misconduct, then such cost shall be borne by Cardinal Health. For purposes hereof, such cost shall be limited to reasonable, actual and documented Administrative Costs incurred by Ligand for such recall, withdrawal or correction, and replacement of the Defective Product to be recalled, in accordance with Article 5. Ligand shall solely control the implementation of any such recall, field alert, withdrawal or field correction.

9.6 QUALITY AGREEMENTS. Within six (6) months following the execution of this Agreement, the parties shall execute a Quality Agreement in substantially the form attached to this Agreement as EXHIBIT E. The Quality Agreement shall in no way determine liability or financial responsibility of the parties for the responsibilities set forth therein. In the event of a conflict between the terms of this Agreement and the Quality Agreement, this Agreement shall control.

                                   ARTICLE 10
                         REPRESENTATIONS AND WARRANTIES

10.1 LIMITED WARRANTY. Cardinal Health represents and warrants to Ligand that at the time of delivery of the Product as provided in Section 6.1, such Product will conform to and will have been Manufactured and Packaged in conformance with the Product Specifications and Applicable Laws. THE LIMITED WARRANTY SET FORTH IN THIS SECTION 10.1 IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, WARRANTY OF NON-INFRINGEMENT AND ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THE WARRANTY EXPRESSED IN THIS ARTICLE 10, CARDINAL HEALTH MAKES NO OTHER WARRANTY, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE MANUFACTURING, PACKAGING OR THE PRODUCT.

10.2 RELEASE RESPONSIBILITY. The party responsible for release of the finished Product warrants that it will not release any Batch of Product if the required Certificates of Analysis indicate that the Product does not comply with the Specifications.

10.3 ARTWORK. Ligand shall indemnify and hold harmless Cardinal Health from any damages or costs caused by infringement of the artwork provided by Ligand to Cardinal Health on any third party's intellectual property rights, including, but not limited to, copyright, trademark or trade name or by failure of such artwork to comply with all Applicable Laws, except to the extent that any of the foregoing arises out of or results from the breach by Cardinal Health of its representations, warranties or obligations under this Agreement, or the negligence or willful misconduct of Cardinal Health.

10.4 INTELLECTUAL PROPERTY. Ligand represents and warrants to Cardinal Health that Ligand has all necessary authority and right, title or interest in and to any copyrights, trademarks, trade secrets, patents, inventions, know-how and developments related to the Product ("Intellectual Property") which right, title or interest is necessary to the manufacture thereof, and Ligand hereby grants to Cardinal Health a non-exclusive, royalty-free license to use any and all of such right, title and interest to the extent necessary for Cardinal Health to perform its obligations under this Agreement. Cardinal Health shall use such Intellectual Property, whether supplied by Ligand or a third party, solely for the purpose of performing such obligations. In addition, Ligand shall indemnify and hold harmless Cardinal Health against any damages or costs arising from the violation or infringement upon any trademark, tradename, copyright, patent or other rights held by any person or entity in the making of Product in accordance with the Specifications, except to the extent that any of the foregoing arises out of or results from the breach by Cardinal Health of its representations, warranties or obligations under this Agreement, or the negligence or willful misconduct of Cardinal Health. Cardinal Health shall not use any disclosure hereunder of such Intellectual Property nor any confidential information of Ligand or Elan to challenge the validity or enforceability of such Intellectual Property.

10.5 EXISTENCE AND POWER. Each party hereby represents and warrants to the other party that such party (i) is duly organized, validly existing and in good standing under the laws of the state in which it is organized, (ii) has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted, and (iii) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not materially adversely affect such party's ability to perform its obligations under the Agreement.

10.6 AUTHORIZATION AND ENFORCEMENT OF OBLIGATIONS. Each party hereby represents and warrants to the other party that such party (i) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and thereunder and (ii) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

10.7 NO CONSENTS. Each party hereby represents and warrants to the other party that all necessary consents, approvals and authorizations of all agencies and other persons required to be obtained by such party in connection with the Agreement have been obtained.

10.8 NO CONFLICT. Each party hereby represents and warrants to the other party that the execution and delivery of this Agreement and the performance of such party's obligations hereunder (i) do not conflict with or violate any requirement of applicable laws or regulations or any material contractual obligation of such party and (ii) do not materially conflict with, or constitute a material default or require any consent under, any material contractual obligation of such party.

                                   ARTICLE 11
                            CONFIDENTIAL INFORMATION

11.1 The use and disclosure of confidential information exchanged between the parties shall be governed by the Amended and Restated Confidentiality Agreement by and among Ligand, Cardinal Health and Elan dated February 13, 2004.

                                   ARTICLE 12
                              INTELLECTUAL PROPERTY

     Subject to the foregoing Amended and Restated Confidentiality Agreement, all Cardinal Health Information, including without limitation, all improvements, developments, derivatives or modifications to the Cardinal Health Information, shall be owned exclusively by Cardinal Health. All Ligand Information, including, without limitation, all improvements, developments, derivatives or modifications to the Ligand Information shall be owned exclusively by Ligand. Ligand grants Cardinal Health a non-exclusive, royalty-free license for the term of this Agreement to use Ligand Information, but solely for the purpose of carrying out Cardinal Health's obligations hereunder. For purposes hereof, "Cardinal Health Information" means all Cardinal Health proprietary information, intellectual property, and developments (including, all patents, patent applications, know-how, inventions, designs, concepts, improvements, technical information, manuals, instructions or specifications), owned, licensed or used by Cardinal Health in developing, formulating, manufacturing, filling, processing or packaging of pharmaceuticals and the packaging equipment, processes or methods of packaging, or any improvements to any of the foregoing, including any container, pouch, vial, ampoule or other form of container developed by Cardinal Health in each case prior to the date of this Agreement. For purposes hereof, "Ligand Information" means all proprietary information, intellectual property and developments owned, developed, licensed or used by Ligand relating to the API, including, without limitation, patents, patent applications, know-how, inventions, designs, concepts, improvements, technical information, trademarks or trade names, developed by Ligand in each case prior to the date of this Agreement. Ownership of intellectual property and improvements related to the Product shall be governed exclusively by the Amended and Restated Confidentiality Agreement.

                                   ARTICLE 13
                                 INDEMNIFICATION

13.1 INDEMNIFICATION BY CARDINAL HEALTH. Cardinal Health shall indemnify and hold harmless Ligand, its Affiliates, directors, officers, employees and agents from and against any suits, claims, losses, demands, liabilities, damages, costs and expenses (including costs, reasonable attorney's fees and reasonable investigative costs) in connection with any suit, demand or action by any third party arising out of or resulting from any negligence, willful misconduct or breach of this Agreement by Cardinal Health, except to the extent that such breach, negligence or willful misconduct arises out of or results from the breach of its representations, warranties or obligations under this Agreement by Ligand or the negligence or willful misconduct of Ligand.

13.2 INDEMNIFICATION BY LIGAND. Ligand shall indemnify and hold harmless Cardinal Health, its Affiliates, directors, officers employees and agents from and against all suits, claims, losses, demands, liabilities, damages, costs and expenses (including costs, reasonable attorney's fees and reasonable investigative costs) in connection with any suit, demand or action by any third party arising out of or resulting from (a) any breach of its representations, warranties or obligations set forth in this Agreement; (b) any manufacture by Ligand, sale, promotion, distribution or use (other than by Cardinal Health) of the Product, including, without limitation, product liability or strict liability; (c) Ligand's exercise of control over the Manufacturing or Packaging under this Agreement, to the extent that Ligand's instructions or directions violate applicable law or regulation; (d) any actual or alleged infringement or violation of any patent, trade secret, copyright, trademark or other proprietary rights used by Cardinal Health in manufacturing Product; or (e) any negligence or willful misconduct by Ligand, except to the extent that any of the foregoing arises out of or results from the breach by Cardinal Health of its representations, warranties or obligations under this Agreement, or the negligence or willful misconduct of Cardinal Health.

13.3 INDEMNIFICATION PROCEDURES. All indemnification obligations in this Agreement are conditioned upon the party seeking indemnification promptly notifying the indemnifying party of any claim or liability of which the party seeking indemnification becomes aware (including a copy of any related complaint, summons, notice or other instrument), cooperating with the indemnifying party in the defense of any such claim or liability (at the indemnifying party's expense), and not compromising or settling any claim or liability without prior written consent of the indemnifying party.

                                   ARTICLE 14
                                    INSURANCE

14.1 CARDINAL HEALTH. Cardinal Health shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the term of this Agreement: (i) Umbrella/Commercial General Liability insurance with per-occurrence and general aggregate limits of not less than $***; (ii) Products and Completed Operations Liability Insurance with per-occurrence and general aggregate limits of not less than $***; (iii) Workers' Compensation and Employer's Liability Insurance with statutory limits for Workers' Compensation and Employer's Liability insurance limits of not less than $***; (iv)


         ***Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Professional Services Errors & Omissions Liability Insurance with per claim and aggregate limits of not less than $*** covering sums that Cardinal Health becomes legally obligated to pay as damages resulting from claims made by Ligand for errors or omissions committed in the conduct of the services outlined in the Agreements. In lieu of insurance, Cardinal Health may self-insure any or a portion of the above required insurance. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not less than three (3) years following the termination or expiration of this Agreement. Cardinal Health shall obtain a waiver from any insurance carrier with whom Cardinal Health carries Workers' Compensation insurance releasing its subrogation rights against Ligand. Ligand shall be named as an additional insured under the Commercial General Liability and Products and Completed Operations Liability insurance policies as respects the manufacturing services outlined in this Agreement. Cardinal Health shall furnish certificates of insurance for all of the above noted policies and required additional insured status to Ligand as soon as practicable after the Effective Date of the Agreement and upon renewal of any such policies. Each insurance policy that is required under this Section shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.

14.2 LIGAND INSURANCE. Ligand shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance or program of self insurance (provided Ligand maintains a financial condition reasonably sufficient to cover such commitments) during the term of this Agreement: (i) Products and Completed Operations Liability Insurance with per-occurrence and general aggregate limits of not less than $***; (ii) Workers' Compensation and Employer's Liability Insurance with statutory limits for Workers' Compensation and Employer's Liability insurance limits of not less than $***; (iii) All Risk Property Insurance, including transit coverage, in an amount equal to full replacement value covering Ligand's property while it is at Cardinal Health's facility or in transit to or from Cardinal Health's facility. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not less than three (3) years following the termination or expiration of this Agreement. Ligand shall obtain a waiver from any insurance carrier with whom Ligand carries Workers' Compensation insurance releasing its subrogation rights against Cardinal Health. Ligand shall obtain a waiver from any insurance carrier with whom Ligand carries Property Insurance releasing its subrogation rights against Cardinal Health. Ligand shall not seek reimbursement for any property claim, or portion thereof, that is not fully recovered from Ligand's Property Insurance policy. Cardinal Health and its Subsidiaries and Parent Corporation shall be named as additional insureds under the Products and Completed Operations Liability insurance policies as respects the products and completed operations outlined in this Agreement. Ligand shall furnish certificates of insurance for any policies obtained hereunder and required additional insured status to Cardinal Health as soon as practicable after the Effective Date of the Agreement and upon renewal of any such policies. Any insurance policy that is that is obtained in satisfaction of this Section shall be obtained from an insurance carrier with an A.M. Best rating of at least A-VII.


         ***Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

                                   ARTICLE 15
                              TERM AND TERMINATION

15.1 TERM. This Agreement shall commence on the Effective Date and shall continue for a period of five Contract Years, unless earlier terminated under
Section 15.2 below (the "Term"). This Agreement may be extended for an additional term of two years at Ligand's option, upon notice to Cardinal Health not later than 180 days prior to the end the of the Term.

15.2     TERMINATION BY EITHER PARTY.

     (a) MATERIAL BREACH. Either party may terminate this Agreement effective upon sixty (60) days prior written notice to the other party, if the other party commits a material breach of this Agreement and fails to cure such breach by the end of such sixty (60) day period.

     (b) BANKRUPTCY. Either party may terminate this Agreement effective upon written notice to the other party, if the other party becomes insolvent or is unable to pay its debts as they become due, files a petition for bankruptcy, makes an assignment for the benefit of its creditors or has a receiver, trustee or other court officer appointed for its properties or assets.

     (c) NO APPROVAL. Ligand shall have the option of terminating this Agreement effective upon written notice to Cardinal Health if for any reason the Manufacturing Facility does not receive necessary Regulatory Approvals within 30 months after the Effective Date.

15.3 FORCE MAJEURE. Except as to payments required under this Agreement, if any default or delay occurs which prevents or materially impairs a party's performance and is due to a cause beyond the party's reasonable control, and provided that the default or delay is not caused by or the fault of such party, including but not limited to an act of God, flood, fire, explosion, earthquake, casualty, accident, war, revolution, civil commotion, blockade or embargo, injunction, law, proclamation, order, regulation or governmental demand, the affected party shall promptly notify the party in writing of such cause and shall exercise diligent efforts to resume performance under this Agreement as soon as possible. Neither party will be liable to the other party for any loss or damage due to such cause, and the Term will not be extended thereby. Neither party may terminate this Agreement because of such default or delay except upon thirty (30) days prior written notice to the other party if the default or delay has existed for five (5) months and is continuing at the end of the thirty (30) day notice period.

15.4 EFFECT OF TERMINATION. Expiration or termination of this Agreement shall be without prejudice to any rights or obligations that accrued to the benefit of either party prior to such expiration or termination. The rights and obligations of the parties shall continue under Articles 5, 7, 9, 10, 11, 12, 13, 16, 17 and 18, and Sections 3.5, 6.2, 15.4, notwithstanding expiration or termination of this Agreement.

                                   ARTICLE 16
                            LIMITATIONS OF LIABILITY

16.1 CARDINAL HEALTH'S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED THE GREATER OF (A) TOTAL FEES PAID BY LIGAND TO CARDINAL HEALTH HEREUNDER DURING THE *** MONTHS PRIOR TO THE EVENT(S) GIVING RISE TO THE LIABILITY OR (B) $*** MILLION.

16.2 EXCEPT AS PROVIDED IN ARTICLES 5, 9 AND 13, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT.

                                   ARTICLE 17
                                     NOTICE

     Any notice from either party to the other party will be effective upon receipt and must be personally delivered to such party or sent to such party by deposit in the United States mail, first class, postage prepaid, overnight courier or telecopy transmission (with written confirmation copy to follow via United States mail), to the address for such party below or such other address as a party may designate from time to time in accordance with this Section:

         To Ligand:               Ligand Pharmaceuticals Incorporated
                                  10275 Science Center Drive
                                  San Diego, CA 92104
                                  ATTN: Supply Operations
                                  Fax: 858.550.1801

         With a copy to:          Ligand Pharmaceuticals Incorporated
                                  10275 Science Center Drive
                                  San Diego, CA 92104
                                  ATTN: General Counsel
                                  Fax: 858.550.1825

         To Cardinal Health:      Cardinal Health PTS, Inc.
                                  14 Schoolhouse Road
                                  Somerset, NJ 08873
                                  Attn: Vice President, Business Development
                                  Solid Oral Pharmaceuticals
                                  Facsimile: (732) 537-6493

         With a copy to:          Cardinal Health, Inc.
                                  7000 Cardinal Health Place
                                  Dublin, Ohio 43017
                                  Attn: Associate General Counsel



     ***Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

                                   Pharmaceutical Technologies and Services
                                   Facsimile: (614) 757-5051


                                   ARTICLE 18
                                  MISCELLANEOUS

18.1 ENTIRE AGREEMENT; AMENDMENTS. This Agreement is the entire understanding between the parties and supersedes any contracts, agreements or understanding (oral or written) of the parties with respect to the subject matter hereof. No term of this Agreement may be amended except upon written agreement of both parties, unless otherwise provided in this Agreement.

18.2 CAPTIONS. The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement

18.3 FURTHER ASSURANCES. The parties agree to execute, acknowledge and deliver such further instruments and of all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

18.4 NO WAIVER. Failure by either party to insist upon strict compliance with any term of this Agreement in one (1) or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.

18.5 SEVERABILITY. If a court or other body of competent jurisdiction declares any term of this Agreement invalid or unenforceable, the remaining terms of this Agreement will continue in full force and effect.

18.6 INDEPENDENT CONTRACTORS. The relationship of the parties is that of independent contractors, and neither party will incur any debts or make any commitments for the other party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint ventures, co-partners, employer/employee or principal and agent.

18.7 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, except that either party may without the other party's consent assign this Agreement to an Affiliate or to a successor to substantially all of the business or assets of the assigning company.

18.8 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of New York, excluding its conflicts of law provisions.

18.9 ALTERNATIVE DISPUTE RESOLUTION. If a dispute, controversy or disagreement ("Dispute") arises between the parties in connection with this Agreement, then the Dispute shall be presented to the respective presidents or Senior Executives of Cardinal Health and Ligand for their consideration and resolution. If such parties cannot reach a resolution of the Dispute, then such

Dispute shall be resolved by binding Alternative Dispute Resolution in accordance with the then existing commercial arbitration rules of The CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, New York, NY 10017. Arbitration shall be conducted in the jurisdiction of the defendant party.

18.10 PREVAILING PARTY. In any dispute resolution proceeding between the parties in connection with this Agreement, the prevailing party will be entitled to its reasonable attorney's fees and costs in such proceeding.

18.11 COUNTERPARTS. This Agreement may be executed in one (1) or more counterparts, each of which will be deemed an original but all of which together will constitute one (1) and the same instrument.

18.12 PUBLIC ANNOUNCEMENTS. Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party's express prior written consent, except as required under applicable law or regulation, including SEC regulation, or by any governmental agency, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

     IN WITNESS WHEREOF, the parties have caused their duly authorized representative to execute this Agreement effective as of the date first written above.

CARDINAL HEALTH PTS, LLC.                   LIGAND

By: /S/ THOMAS J. STUART                    By: /S/ GIAN ALIPRANDI
    --------------------------------            ------------------------------

Name:  THOMAS J. STUART                     Name:  GIAN ALIPRANDI
     -------------------------------            ------------------------------

Its: PRESIDENT - MODIFIED RELEASE TECH.     Its: SR VP TECH, SUPPLY
     ----------------------------------         ------------------------------

                                                 & INTL OPERATIONS
                                                ------------------------------

                                    EXHIBIT A

                          MANUFACTURING SPECIFICATIONS

                                       ***






















     ***Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

                                    EXHIBIT B

                            PACKAGING SPECIFICATIONS

                                       ***































     ***Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

                                    EXHIBIT C

                               ADDITIONAL SERVICES

                                       ***





























     ***Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

                                    EXHIBIT D

                   UNIT PRICING, FEES AND MINIMUM REQUIREMENT

                                       ***































     ***Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

                                    EXHIBIT E

                            FORM OF QUALITY AGREEMENT

DRUG PRODUCT MANUFACTURER               LIGAND PHARMACEUTICALS INCORPORATED

                   Contractor/Quality Manual for Drug Product

Revision Date                                            Section Number
  February 2004                                          Table of Contents




1.0     INTRODUCTION

        1.1 General
        1.2 Purpose of Manual

        1.3 Contractor/Quality Manual Change Procedure
        1.4 Communication

2.0     ROLES AND RESPONSIBILITIES

        2.1 DRUG PRODUCT MANUFACTURER
        2.2 Ligand

3.0     COMPANY INFORMATION

        3.1 DRUG PRODUCT MANUFACTURER
        3.2 Ligand

        3.3 Active Pharmaceutical Ingredient Manufacturer
        3.4 Drug Product Packager
        3.5 Warehouse/Distributor

4.0     MANUFACTURING REQUIREMENTS

        4.1 Compliance
        4.2 Master Batch Record (MBR) (Manufacturing and Packaging Log Sheets
        4.3 Product Formulation
        4.5 Manufacturing Process Summary
        4.6 Reports
        4.7 Records Retention
        4.8 Technical Support
        4.9 Reprocessing
        4.10 Reconciliation
        4.11 Product Specifications
        4.12 Storage Conditions Bulk API
        4.13 Storage Conditions for Drug Product
        4.14 Packaging
        4.15 Labeling
        4.16 Label Destruction
        4.17 Lot Numbering and Expiration Dating

DRUG PRODUCT MANUFACTURER               LIGAND PHARMACEUTICALS INCORPORATED

                   Contractor/Quality Manual for Drug Product

Revision Date                                            Section Number
  February 2004                                          Table of Contents



5.0     QUALITY ASSURANCE REQUIREMENTS

        5.1 Document Review
        5.2 Product Release and Procedures
        5.3 Change Control
        5.4 Process Deviations
        5.5 Out-of-Specification/Out-of Trend Results
        5.6 Complaint Evaluation
        5.7 Audits
        5.8 Validation
        5.9 Reference Standards
        5.10 Retain (Reserve) Samples
        5.11 Stability Samples and Stability Program
        5.12 AQL Requirements
        5.13 Product Surveillance
        5.14 Product Recall
        5.15 Alcohol, Tobacco and Firearms
        5.16 DEA

6.0     SPECIFICATION AND METHODS

        6.1 Active Pharmaceutical Ingredient
        6.2 Excipients
        6.3 Drug Products
        6.4 Packaging Components (bulk and finished product)
        6.5 Issuance and Control of Methods and Specifications
        6.6 Method Validation Reports

DRUG PRODUCT MANUFACTURER               LIGAND PHARMACEUTICALS INCORPORATED

                   Contractor/Quality Manual for Drug Product

Revision Date                                            Section Number
  February 2004                                          Table of Contents




Appendix A

FORMS

1.  Contractor Documentation Update
2.  Ligand Product Disposition Form
3.  Inventory on Hand Request Form
4.  Inventory Shipping Form
5.  Shipment Receipt Acknowledgement Form

Appendix B

SOPs

1.  Issuance and Maintenance of Contractor Manuals, 880-QA-DOC-17 (effect
    10/30/97)

2. Numbering System for Lots of Active Pharmaceutical Ingredients and Drug Products Intended for Commercial Use, 900-MAT-OPR-1 (effective 5/28/98)

3. Part Numbering System for Raw Materials, Intermediates, Drug Substance and Finished Drug Product Intended for Commercial Use, 900-MAT-OPR-2

    (effective 8/28/97)

4. Handling of Out-of-Specification or Unusual Data, 865-AD-OPR-13 (effective date 12/4/97)

5. Documentation of Deviations, 880-QA-DOC-9 (effective 8/14/98) 6. Waste Disposal SOP (Contractor Supplied)

Appendix C

        MANUFACTURING

Appendix D

        PACKAGING

DRUG PRODUCT MANUFACTURER               LIGAND PHARMACEUTICALS INCORPORATED

                   Contractor/Quality Manual for Drug Product

Revision Date                                            Section Number
  February 2004                                          Table of Contents




Appendix E

        SPECIFICATIONS

        1.  Active Pharmaceutical Ingredient

        2. RAW MATERIALS (CONTRACTOR SUPPLIED)

                a. Ingredient A
                b. Ingredient B
                c. Ingredient C
                d. Ingredient D
                e. Ingredient E

        3. Inprocess and bulk products

        4. Finished Product

        5. PACKAGING COMPONENTS

                a.  Bottle
                b.  Cap
                c.  Insert
                d.  Label
                e.  Shipper

Appendix F

        APPROVED VENDOR LIST

DRUG PRODUCT MANUFACTURER               LIGAND PHARMACEUTICALS INCORPORATED

                   Contractor/Quality Manual for Drug Product

Revision Date                                            Section Number
  February 2004                                          Table of Contents





Appendix G

        METHODS

        1. GENERAL METHODS (GM)

        2. SPECIFIC METHODS (SM) AND CORRESPONDING VALIDATION REPORT

DRUG PRODUCT MANUFACTURER               LIGAND PHARMACEUTICALS INCORPORATED

                   Contractor/Quality Manual for Drug Product

Revision Date                                            Section Number
  February 2004                                          Table of Contents






        3. MICROBIOLOGICAL TEST (USP) (CONTRACTOR SUPPLIED)

Appendix H

        MATERIAL SAFETY DATA SHEETS (MSDS)

        1.  Active Pharmaceutical Ingredient
        2.  Drug Product

Appendix I